Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEFF CORPORATION

Neff Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.                                      The name of the Corporation is Neff Corporation.  The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on August 18, 2014.  The name under which the Corporation was originally incorporated was Neff Corporation.

2.                                      This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3.                                      Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, the Corporation has authorized 100 shares of common stock, par value $0.01 per share, and has issued 100 shares, which were fully paid and which are outstanding.

4.                                      The text of the Certificate of Incorporation of the Corporation, is hereby amended and restated to read in full as follows:

ARTICLE 1.

The name of the corporation is Neff Corporation (the “Corporation”).

ARTICLE 2.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4.

A.                                    The total number of shares of all classes of stock that the Corporation is authorized to issue is One Hundred Twenty-Five million (125,000,000), consisting of:

One Hundred million (100,000,000) shares of Class A common stock, with a par value of $0.01 per share (the “Class A Common Stock”);

Fifteen million (15,000,000) shares of Class B common stock, with a par value of $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

Ten million (10,000,000) shares of preferred stock, with a par value per share that may be established by the Board of Directors with respect to any series thereof in the applicable Preferred Stock Designation (the “Preferred Stock”).

Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, a total of (a) one hundred (100) shares of a single class of common stock of the Corporation, par value $0.01 per share (the “Retired Common Stock”), were authorized and 100 shares of such common stock were issued, outstanding and fully paid, and (b) no shares of preferred stock of the Corporation were authorized, issued or outstanding.  Upon the effective time of this Amended and Restated Certificate of Incorporation, each issued and outstanding share of Retired Common Stock of the Corporation shall, automatically and without any action on the part of the respective holders thereof, be cancelled in exchange for, and as part of the consideration for the Corporation’s issuance of, shares of Class B Common Stock delivered to the respective holders thereof (in such aggregate number as determined by the Board of Directors, with each holder of Retired Common Stock receiving a number of shares of Class B Common Stock that represents its respective proportionate ownership of the Retired Common Stock).

B.                                    The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the par value thereof and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.  There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

C.                                    The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

D.                                    Except as otherwise required by law,

1.                                      Each share of Class A Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

2.                                      Each share of Class B Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

3.                                      Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

4.                                      Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

E.                                     As of the effective time of this Amended and Restated Certificate of Incorporation, the outstanding shares of Class B Common Stock (after giving effect to the stock split and conversion set forth in Article 4.A) are registered in the name of the Existing Owners (as defined below) as the record holders thereof, and the aggregate number of shares of Class B Common Stock registered in the name of each such Existing Owner at the effective time of this Amended and Restated Certificate of Incorporation is equal to the aggregate number of Common Units (as defined below) held of record by such Existing Owner under the LLC Agreement (as defined below).  From and after the effective time of this Amended and Restated Certificate of Incorporation, additional shares of Class B Common Stock may be issued only to the Existing Owners, their respective successors and assigns as well as their respective transferees permitted in accordance with Article 4.H (including all subsequent successors, assigns and permitted transferees) (the Existing Owners together with such persons, collectively, “Permitted Class B Owners”) in accordance with Article 6.  As used in this Amended and Restated Certificate of Incorporation (i) “Existing Owner” means each of Wayzata Opportunities Fund II, L.P., a Delaware limited partnership, and Wayzata Opportunities Fund Offshore II, L.P., a Cayman Islands limited partnership, (ii) “Common Unit” means a membership interest in Neff Holdings LLC, a Delaware limited liability company, or any successor entities thereto (the “LLC”), authorized and issued under its Second Amended and Restated Limited Liability Company Agreement, dated as of [•], 2014, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in the LLC Agreement as in effect as of the effective time of this Amended and Restated Certificate of Incorporation.

F.                                      Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine.  Dividends shall not be declared or paid on the Class B Common Stock.

G.                                    Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.  The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.  A consolidation, reorganization or merger of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article 4.G.

H.                                   Transfer of Class B Common Stock:

1.                                      A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time.  Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

2.                                      A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to such transferee in compliance with the LLC Agreement.  The transfer restrictions described in this Article 4.H.2 are referred to as the “Restrictions”.

3.                                      Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void.  If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

4.                                      Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

5.                                      The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Article 4.H for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Article 4.H.  Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

6.                                      The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

I.                                        To the extent that any Permitted Class B Owner exercises its right pursuant to the LLC Agreement to have its Common Units redeemed by the LLC in accordance with the LLC Agreement, then simultaneous with the payment of, at the Corporation’s election, cash or Class A Common Stock consideration to such Permitted Class B Owner by the LLC (in the case of a redemption) or the Corporation (in the case of an election by the Corporation pursuant to the LLC Agreement to effect a direct exchange with such Permitted Class B Owner), the Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction.  Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (ii) in the event that any registered holder of the Class B Common Stock no longer holds an interest in the Common Units, the shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation and (iii) in the event that no Permitted Class B Owner owns any Common Units that are redeemable pursuant to the LLC Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

J.                                        All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

K.                                   The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock.  Subject to the Restrictions, holders of shares of Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares.  For all purposes of this Amended and Restated Certificate of Incorporation (including, without limitation, Article 4.D, Article 4.G, Article 4.H, Article 4.I, this Article 4.K, Article 6.D and Article 6.E hereof), all references to the Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Class B Common Stock.

ARTICLE 5.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities the number of shares or securities required pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation.  The Corporation covenants that all shares of Class A Common Stock issued upon any such exchange will, upon issuance, be validly issued, fully paid and non-assessable.

ARTICLE 6.

A.                                    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the Neff Corporation 2014 Incentive Award Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock.

B.                                    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

C.                                    The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) of this Article 6.C, such action is necessary to maintain at all times both a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock and a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock.

D.                                    The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to the Neff Corporation 2014 Incentive Award Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (ii) treasury stock or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company).  The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.

E.                                     The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article 6 or in Article 4) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A common stock which the Corporation may elect to issue upon a redemption of such Common Unit by the holder thereof) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A common stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit.  The foregoing provisions of this Article 6.E shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.

ARTICLE 7.

A.                                    The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE 8.

A.                                    Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

B.                                    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the

Whole Board.  For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors for the Board of Directors whether or not there exist any vacancies in previously authorized directorships.

C.                                    Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders.  Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

D.                                    Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office, but only for cause, at a meeting called for that purpose.

E.                                     The Board of Directors shall be divided into three classes, as nearly equal in numbers as possible, designated Class I, Class II and Class III.  Upon the effectiveness of this Amended and Restated Certificate of Incorporation including this Article 8.E, each Director then in office shall be designated as a Class I Director, a Class II Director or a Class III Director.  The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effective time of this Amended and Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation.  At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each Director in each such class to hold office until his or her successor is duly elected and qualified.  The Board of Directors is authorized to assign Directors already in office at the effectiveness of this Amended and Restated Certificate of Incorporation to Class I, Class II and Class III.  The provisions of this Article 8.E are subject to the rights of the holders of any class or series of Preferred Stock to elect directors.

F.                                      Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE 9.

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, and may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted and delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that, subject to the rights of any series of Preferred Stock, no action by stockholders may be taken by written consent in lieu of a meeting of stockholders unless such written consent and the taking of the action specified therein have been previously approved by the affirmative vote of Directors constituting a majority of the Whole Board.  Special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of Directors constituting a majority of the Whole Board.

ARTICLE 10.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to Article 9 shall be effective only upon the affirmative vote of the holders of Common Stock and Preferred Stock then outstanding representing 66 2/3% or more of the votes eligible to be cast in an election of Directors.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 11.

The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL.  To the fullest extent permitted by the laws of the State of Delaware, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to, or modification or repeal of, this Article 11 shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE 12.

To the fullest extent permitted by the laws of the State of Delaware, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) the Board of Directors or any Director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in its capacity as an employee of the Corporation or its subsidiaries; (b) no Permitted Class B Owner and no Director that is not an employee of the Corporation or its subsidiaries will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any Permitted Class B Owner or any Director that is not an employee of the Corporation or its subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Permitted Class B Owner or such Director or any of their respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Permitted Class B Owner or Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Permitted Class B Owner or Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity.  The preceding sentence of this Article 12 shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, who is not an employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director.

To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (b) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

No Permitted Class B Owner and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article 12, except to the extent such actions or omissions are in breach of this Agreement.

ARTICLE 13.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

ARTICLE 14.

The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE 15.

The effective time of this Amended and Restated Certificate of Incorporation shall be the date and time that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242 and 245 of the DGCL, to be signed by [•], its [•], on this [•] day of [•], 2014.

NEFF CORPORATION

By:
Name:
Title: